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                                                                    EXHIBIT 10.1



THIS AGREEMENT is made the 1st day of September 2000

BETWEEN

MR. RYOJI SHIKIBA of Flat A, 34th F., Block 2, The Grand Panorama, 10
Robinson Road, Mid-Level, Hong Kong (hereinafter referred to as, "Mr. Shikiba") and QUINTALINUX LIMITED of Suites 2207-2217, 22/F, Metro Centre II, 21 Lam Hing Street, Kowloon Bay, Hong Kong (hereinafter referred to as Quinta) of the other part.

WHEREAS

1. Mr. Shikiba is a Japanese citizen and is the beneficial and registered owner of 1,470 shares of WORKPLACE COMPANY LIMITED formerly known as UNHIDA YOKO HONG KONG LIMITED (hereinafter referred to as "Uchida"), a Hong Kong private limited company.

2.   Quinta intends to obtain and open the market of Japan.

3. An agreement has been reached by the parties hereof that Mr. Shikiba shall assist Quinta to step into the market of Japan.

IT IS MUTUALLY AGREED that:-

1. Quinta shall acquire 630 shares of Uchida (being 30% of the issued shares) at the price of HK$5,000,000.

2. Mr. Shikiba shall use his best endeavour to seek the approval and consent from the board of directors of Uchida to sell and transfer the 630 shares of Uchida to Quinta within the period of 18 months from the date of this agreement.

3. Quinta shall on or before 31st March 2001 pay to Mr. Shikiba the sum of HK$5,000,000 for acquisition of the said 630 shares of Uchida.

4. An Audit Report of Uchida upto the end of December 1999 is announced to this Agreement and Mr. Shikiba hereby confirms that the contents of such audited report is true and correct.

5. Before the completion of acquisition of the said 630 shares of Uchida, any dividends or bonus or bonus shares to be issued after signing of this agreement shall belong to Quinta and Mr. Shikiba shall upon receipt of such benefit within 7 days transfer to Quinta. Before the completion of acquisition of the said 630 shares Uchida, Mr. Shikiba shall use his best endeavour to assist Quinta to step into the

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     Market of Japan.

6. Should Mr. Shikiba be unable and/or fail to obtain the approval and/or consent of the board of directors of Uchida within the period of 18 months from the date of this agreement, Mr. Shikiba shall forthwith return the said sum of HK$5,000,000 to Quinta together with interest at prime rate from the date of this agreement until payment.

7. Mr. Shikiba shall not pledge or montage or charge on any interest of his shares in Uchida after signing of this agreement.


8. Mr. Shikiba shall undertake not to resign as director of Uchida after signing of this agreement.

IN WITNESS WHEREOF the parties have executed this Agreement on the date and

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year above written.


SIGNED by RYOJI SHIKIBA in the         )
presence of:-                          )        /s/
                                       )        Ryoji Shikiba
     /s/                               )
     David C.V. Lee                    )


SIGNED by Mr. Chu Tat, a director, for )
and on behalf of Quintalinux Limited in)        For and on behalf of
the presence of:-                      )        QUINTALINUX LIMITED
                                       )        /s/
                                                ----------------------
     /s/                               )        Chu Tat
     Perick Li Wai Ho

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